Exhibit 10.1

MAGNUM D’OR RESOURCES INC.

CONVERTIBLE PROMISSORY NOTE

Issue Date:	March 16, 2009	Principal Amount:	$15,000,000 (U.S.)
Maturity Date:	March 16, 2017	Maturity Total Due:	$24,750,000 (U.S.)

FOR VALUE RECEIVED, Magnum d’Or Resources, Inc., a Nevada corporation (the “Maker”), promises to pay to the order of SIMCO GROUP (the “Payee”), at the principal office of the Payee, or other location as may be directed by the Payee, the sum of twenty-four million seven hundred fifty thousand dollars ($24,500,000 U.S.) on or before March 16, 2017 (the “Maturity Date”).

The Payee of This Note may pursue any rights or remedies as the holder of this Note or under any security agreement, pledge, guaranty or other collateral documents, independently or concurrently.  All rights, remedies, or powers herein conferred upon the holder of this Note or related documentation upon the holder of this Note shall, to the extent not prohibited by law, be deemed cumulative and not exclusively of any others thereof, or of any other rights, remedies, or powers available to the holder of this Note under applicable law.  No delay or omission of the holder of this Note to exercise any right, remedy, or power shall impair the same or be construed to be a waiver of any default or impair any rights, remedies, or powers available to the holder of this Note.  No single or partial exercise of any right, remedy, or power shall preclude any other or future exercise thereof by the holder of this Note.

This Note will be subject to conversion at the option of the holder, exercisable at any time until the close of business (Florida time) on the date of the Note's maturity, but not before the fourth year, commencing March 17, 2013. Upon such election, the principal amount of the Note (or any portion thereof that is an integral multiple of $10,000) shall be converted into fully paid and non-assessable whole shares of Common Stock at a Conversion Price per share that is equal to the average closing bid price of the Common Stock during the twenty (20) consecutive trading days immediately preceding the date the holder completes a request to convert as described below. The conversion rate will be calculated by multiplying the principal amount ($15,000,000 US) by a factor of 1.5 plus any accrued interest on the date of conversion. The conversion right will terminate at the close of business on the Business Day immediately preceding the date fixed for redemption (March 16, 2017). Anything to the contrary herein contained notwithstanding, the Holder of the Note may not convert any portion of the Note, which if converted would result in the Holder owning of record or beneficially more the 4.9% of the issued and outstanding common Shares of the Company at the time of such conversion without proper disclosure to the US Securities Exchange Commission.

To convert the Note, the holder must surrender the Note to the Maker, furnish appropriate endorsements or transfer documents if required by a Registrar or Conversion Agent, and pay any transfer or similar tax, if required. The number of shares issued upon conversion of the Note is determined by dividing the principal amount, multiplied by a factor of 1.5 plus any accrued interest, at the time of conversion of the Note, converted by the Conversion price as determined above in effect on the Conversion Date. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

In addition to and not in limitation of the foregoing, the Maker further agrees to pay the holder of this Note such additional amounts as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation for the holder’s agents and attorneys, in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

The Maker, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive notice of default, notice of dishonor, notice of acceleration, presentment for payment, protest and notice of nonpayment.  Said parties consent to any extension of time (whether one or more) of payment hereof, the release of all or any part of the collateral securing the payment hereof, or the release of any party liable for payment of this obligation.  Any such extension or the release may be made without notice to any such party and without discharging said party’s liability hereunder.

The Maker and the Payee intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Maker and Payee under the remainder of this Note shall continue in full force and effect.

This Note is made under and governed by the laws of the State of Florida.  This Note may be prepaid in whole or in part without penalty.

AUTHORIZED SIGNATURES

MAGNUM D’OR RESOURCES, INC.	PAYEE

Joseph J. Glusic, President	SIMCO GROUP